Exhibit 1

                             EXHIBIT TO FORM 12B-25

Grant Thornton LLP hereby states that they are unable to furnish the audit report on the consolidated financial statements of CFI Mortgage, Inc. for the fiscal year ended December 31, 1997 because they have not yet received all of the information required to be able to give their report. This statement may be filed as an Exhibit to the Form 12b-25 Notification of Late Filings of CFI Mortgage, Inc.

Dated: March 31, 1998

/s/ Grant Thornton LLP
Grant Thornton LLP